Dobson Communications Increased Subscribers, Revenue Per Unit and EBITDA in the Fourth
Quarter of 2006
*	Subscriber base grew with 28,100 net additions and 50,200 acquired subscribers

*	Average revenue per unit of $49.92 for the fourth quarter of 2006

*	EBITDA of $113.4 million for the fourth quarter, an 18.5 percent year-over-year increase

*	2006 Operating income grew 14.8 percent to $248.0 million

*	Net income applicable to common shareholders of $4.2 million, or $0.02 per share, for the year

*	In 2007, the Company expects continued strong growth in subscribers, EBITDA and free cash flow

*	Company announces plans to refinance American Cellular debt in near future
OKLAHOMA CITY, Feb. 14, 2007 (PRIME NEWSWIRE) — Dobson Communications Corporation (Nasdaq:DCEL) completed 2006 with continued improvements in operating results. The Company once again increased its subscriber base, average revenue per unit and cash flow from operations, compared with the fourth quarter of 2005.
“Our operating performance in 2006 was very solid, improving consistently through the year,” said Steve Dussek, president and chief executive officer. “We delivered excellent operating and financial results. Even more importantly, the initiatives and processes now in place should enable us to deliver sustained, profitable growth in 2007 and beyond.
“The Dobson team came together around a strategy of delivering an excellent user experience to our wireless customers. We are committed today to raising customer satisfaction to an even higher level,” he said. “We’ve laid an excellent foundation for long-term growth.”
Dobson reported essentially break-even results for the fourth quarter of 2006, with a net loss applicable to common shareholders of $10,000. (See Table 1.) This included a $3.2 million tax expense.
For the fourth quarter of 2005, Dobson reported a net loss applicable to common shareholders of $27.3 million, or $0.16 per share. This included a $21.7 million loss from extinguishment of debt, a $4.5 million loss on redemption and repurchases of mandatorily redeemable preferred stock, and an income tax benefit of $16.2 million.
Dobson reported net income applicable to common shareholders of $4.2 million, or $0.02 per share, for the year ended December 31, 2006. This compared with a net loss applicable to common shareholders of $130.7 million, or $0.90 per share for 2005. Included in the 2006 results was an income tax benefit of $14.0 million.
Total gross subscriber additions were 145,800 in the fourth quarter of 2006, an increase of 18.9 percent over gross additions in the fourth quarter of 2005. (See Table 3.)
Postpaid customer churn was 1.84 percent in the fourth quarter of 2006, compared with 1.95 percent in the third quarter of 2006 and 2.62 percent in the fourth quarter of 2005.

Dobson increased its subscriber base in the fourth quarter of 2006 with 28,100 net subscriber additions, which included increases of 15,100 postpaid customers and 16,100 prepaid customers, and a reduction of 3,100 reseller customers.
Early in the fourth quarter of 2006, Dobson also completed its acquisition of Highland Cellular, which serves eight counties in West Virginia and two counties in Virginia. The acquisition brought to Dobson 357,100 POPs and 50,200 subscribers, of which the majority are on postpaid GSM calling plans. In the fourth quarter of 2005, Dobson reported a reduction of 22,500 net subscribers, which included a reduction of 28,000 postpaid customers and the addition of 300 prepaid and 5,200 reseller subscribers.
EBITDA for the fourth quarter of 2006 was $113.4 million, an increase of 18.5 percent over EBITDA of $95.7 million for the fourth quarter of 2005. Please see Table 3 for the reconciliation of EBITDA to GAAP measures. EBITDA margin on total revenue was 33.8 percent for the fourth quarter of 2006, an increase of 130 basis points over 2005’s fourth quarter EBITDA margin of 32.5 percent.
Service Revenue and ARPU Continued to Increase
Service revenue increased 14.9 percent to $247.1 million in the fourth quarter of 2006, compared with $215.0 million in the fourth quarter of 2005. Average revenue per unit (ARPU) was $49.92 for the fourth quarter of 2006, a $3.82 increase over ARPU for the same period in 2005.
The data component of ARPU continued to grow, reaching $5.11 in the fourth quarter of 2006, compared with $4.34 in the third quarter of 2006 and $2.90 in the fourth quarter of 2005. The ETC portion of ARPU in the fourth quarter was $3.16, compared with $2.91 in the third quarter of 2006 and $1.39 in the fourth quarter of 2005.
Roaming revenue was $70.1 million in the fourth quarter of 2006, an increase of 10.6 percent over roaming revenue for the same period of 2005. Roaming minutes of use (MOUs) totaled 719 million for the fourth quarter of 2006, a 23.1 percent increase over roaming MOUs in the fourth quarter of 2005. As expected, roaming yield declined in the fourth quarter of 2006, compared with the third quarter of 2006, reflecting seasonal changes in the mix of MOUs, with less roaming traffic in higher-rate markets.
Cost of service expense was $94.6 million in the fourth quarter of 2006, an increase of 22.2 percent over cost of service in the fourth quarter of the previous year. This increase primarily reflected higher network operating costs related to cell sites added in the past 12 months and the network operating costs in acquired markets in Alaska, Texas, Virginia and West Virginia.
Incollect, or off-network, expense also increased year-over-year. Roaming usage per Dobson subscriber averaged 86 MOUs per month in the fourth quarter of 2006, compared with 84 MOUs in the third quarter of 2006 and 64 MOUs in the fourth quarter of 2005.
Marketing and selling expense rose on a year-over-year basis, reflecting the 35.5 percent increase in postpaid and prepaid gross additions, compared with the fourth quarter of 2005. Cost per gross add (CPGA) decreased in the fourth quarter to $424, compared with CPGA of $451 for the fourth quarter of 2005.

General and administrative expense declined to $49.4 million in the fourth quarter of 2006, a decrease of 5.2 percent from the fourth quarter of 2005. This primarily reflected a decrease in bad debt expense to $7.3 million in the fourth quarter of 2006, compared with $10.2 million in the same period of 2005.
The GSM transition of Dobson’s subscriber base continued in the fourth quarter of 2006. At year-end 2006, 89 percent of Dobson’s subscriber base and 93 percent of its postpaid customers were on GSM calling plans. At year-end 2005, the respective GSM percentages for total customers and postpaid customers were 67 percent and 72 percent.
Capital expenditures in the fourth quarter of 2006 were $45.5 million, which included $25.7 million at Dobson Cellular Systems and $19.8 million at American Cellular. Full-year capital expenditures were $162.0 million.
Free cash flow was $34.4 million for the fourth quarter of 2006, bringing full-year 2006 free cash flow to $43.3 million. Dobson defines free cash flow as EBITDA minus cash interest and dividends, capital expenditures and changes to working capital.
Dobson’s balance sheet at December 31, 2006 included $117.1 million in cash and $5.0 million in short-term investments; $2.6 billion in total debt; and $135.7 million in preferred stock. The Company also announced plans to pursue the refinancing of substantially all of American Cellular’s indebtedness in the near future from the proceeds of new non-convertible indebtedness.
Additional Growth Expected in 2007
“We are very encouraged with our 2006 performance, especially in areas of the business that relate closely to customer loyalty, shareholder value and long-term growth,” Dussek said. “In 2007 we are focused on steady, continued improvement.”
Subscriber Growth: Dobson expects to report at least 90,000 total net subscriber additions in 2007. The Company expects additional growth in gross subscriber additions and for postpaid customer churn to remain below 2 percent.
In the first quarter of 2007, net subscriber additions are expected to be sequentially lower based on typical seasonal trends.
Revenue Growth: Total revenue should increase at least 7 percent in 2007, driven primarily by local service revenue growth, related to subscriber increases and strong ARPU. The Company expects that roaming revenue will continue to grow, but at a lower rate than 2006. The growth of roaming revenue will be determined in large part by the subscriber and average MOU growth at both AT&T and T-Mobile USA, partially offset by the previously discussed January 1, 2007 step-down in rates in the AT&T/Dobson roaming agreement.
EBITDA Growth: The Company expects EBITDA of at least $485 million for 2007, with improved EBITDA margins.
Capital Expenditures: The Company expects 2007 capital expenditures of approximately $155 million.

Free Cash Flow Growth: Dobson expects to generate at least $90 million in 2007 free cash flow, more than double its free cash flow for 2006.
Fourth Quarter 2006 Conference Call
On Thursday, February 15, 2007, Dobson plans to conduct its fourth quarter earnings conference call beginning at 9:00 a.m. CT (10:00 a.m. ET). Along with fourth quarter results, Dobson plans to comment on recent operating trends and its 2007 outlook. Investors will be able to listen by phone or via web-cast on Dobson’s web site at www.dobson.net. Those interested may access the call by dialing:

Conference call	(888) 208-1812
International	(719) 457-2654
Pass code	2323948
A replay of the call will be available by phone for two weeks. The replay of the call may be accessed later in the day on Thursday, February 15, 2007:

Conference call	(888) 203-1112
International	(719) 457-0820
Pass code	2323948
For further analysis of quarterly results, please see the Company’s annual report on Form 10-K, which Dobson plans to filed on or before Thursday, March 1, 2007.
Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 17 states. For additional information, please visit its web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that might inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; substantial leverage and debt service requirements; restrictions on the Company’s ability to finance its growth; increased operating costs; changes in the Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; regulatory changes; changes in end-user requirements and preferences; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Table 1

Dobson Communications Corporation
Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		($ in thousands except per share data)
Operating Revenue
Service revenue	$247,106	$215,008	$918,785	$858,385
Roaming revenue	70,089	63,398	283,277	258,407
Equipment & other revenue	17,873	15,813	69,034	62,670

Total	335,068	294,219	1,271,096	1,179,462

Operating Expenses (excluding depreciation & amortization)
Cost of service (exclusive of depreciation & amortization shown separately below)	94,558	77,380	340,943	296,594
Cost of equipment	33,911	33,334	136,178	130,111
Marketing & selling	43,854	35,769	165,128	141,253
General & administrative	49,365	52,052	190,961	196,896

Total	221,688	198,535	833,210	764,854

EBITDA (a)	113,380	95,684	437,886	414,608

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		($ in thousands except per share data)
Gain on disposition of operating assets	1,567	1,483	6,390	3,854
Depreciation & amortization	(50,097)	(51,383)	(196,303)	(202,395)

Operating income	64,850	45,784	247,973	216,067

Interest expense	(59,423)	(58,545)	(232,084)	(243,002)

Loss from extinguishment of debt	(522)	(21,698)	(13,239)	(21,698)
Loss from redemption and repurchases of mandatorily redeemable preferred stock	—	(4,457)	(1,482)	(70,840)
Dividends on mandatorily redeemable preferred stock	—	(1,161)	(709)	(22,552)
Other income, net	2,245	1,966	7,590	4,577
Minority interests in income of subsidiaries	(2,248)	(2,932)	(9,228)	(9,755)

Income (loss) before income taxes	4,902	(41,043)	(1,179)	(147,203)
Income tax (expense) benefit	(3,160)	16,150	13,960	25,593

Net income (loss)	1,742	(24,893)	12,781	(121,610)
Dividends on preferred stock	(1,752)	(2,361)	(8,537)	(9,069)

Net (loss) income applicable to common stockholders	$(10)	$(27,254)	$4,244	$(130,679)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		($ in thousands except per share data)
Basic net (loss) income applicable to common stockholders per common share	$(0.00)	$(0.16)	$0.02	$(0.90)

Basic weighted average common shares outstanding	170,781,646	169,066,959	170,194,375	145,960,251

Diluted net (loss) income applicable to common stockholders per common share	$(0.00)	$(0.16)	$0.02	$(0.90)

Diluted weighted average common shares outstanding (b)	170,781,646	169,066,959	172,003,381	145,960,251

(a)	EBITDA is defined as net (loss) income before depreciation and amortization, gain on disposition of operating assets, interest expense, loss from extinguishment of debt, loss from redemption and repurchases of mandatorily redeemable preferred stock, dividends on mandatorily redeemable preferred stock, other income, net, minority interest in income of subsidiaries and income tax (expense) benefit. We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital intensive industry such as wireless communications. You should not construe EBITDA as an alternative to net (loss) income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

(b)	For the year ended December 31, 2006, dilutive shares include potentially dilutive shares from option grants. Both our series F convertible preferred stock and our convertible debt were anti-dilutive for the year ended December 31, 2006.

Table 2

Dobson Communications Corporation
Selected Balance Sheet and Statistical Data

	December 31,	December 31,
	2006	2005
	($ in millions)	($ in millions)
Balance Sheet Data:
Cash and cash equivalents (unrestricted) (a)	$117.1	$196.5
Restricted investments	$4.4	$4.5
Short-term investments	$5.0	$—

Debt:
DCC Senior Floating Rate Notes	$150.0	$150.0
DCC Senior Convertible Debentures	160.0	160.0
DCS 8.375% Senior Notes	511.2	250.0
DCS 9.875% Senior Notes	325.0	325.0
DCS Floating Rate Senior Notes	—	250.0
DCC 8.875% Senior Notes	419.7	419.7
ACC Credit Facility	124.7	—
ACC 9.5% Senior Notes, net	15.8	14.8
ACC 10.0% Senior Notes	900.0	900.0

Total debt	$2,606.4	$2,469.5

Preferred Stock:
Senior Exchangeable Preferred Stock, 12.25%, net (b)	—	5.1
Senior Exchangeable Preferred Stock, 13.00%, net (c)	—	27.7
Series F Preferred Stock	135.7	135.7

Total preferred stock	$135.7	$168.5

	Year Ended December 31,
	2006	2005
	($ in millions)	($ in millions)
Capital Expenditures:	$162.0	$145.9

(a)	Includes $36.5 million and $76.6 million of cash and cash equivalents from American Cellular at December 31, 2006 and December 31, 2005, respectively.

(b)	Net of discount of $(0.1) million.

(c)	Net of deferred financing costs of $(0.1) million.

Table 3
Dobson Communications Corporation

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$247,106	$232,324	$223,260	$216,095	$215,008
Roaming revenue	70,089	87,365	71,043	54,780	63,398
Equipment and other revenue	17,873	16,681	17,756	16,724	15,813

Total	335,068	336,370	312,059	287,599	294,219

Operating Expenses (excluding depreciation and amortization)
Cost of service	94,558	88,809	81,503	76,073	77,380
Cost of equipment	33,911	33,152	36,545	32,570	33,334
Marketing and selling	43,854	42,155	39,996	39,123	35,769
General and administrative	49,365	47,527	46,744	47,325	52,052

Total	221,688	211,643	204,788	195,091	198,535

EBITDA (a)(b)	$113,380	$124,727	$107,271	$92,508	$95,684

Pops	12,672,900	12,052,700	12,039,200	11,854,000	11,854,000

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Post-paid
Gross Adds	95,000	92,100	89,600	84,800	80,400
Net Adds	15,100	11,300	13,800	—	(28,000)
Subscribers	1,453,200	1,390,800	1,378,900	1,364,700	1,364,700
Churn	1.84%	1.95%	1.84%	2.08%	2.62%

Pre-paid
Gross Adds	39,700	33,300	23,900	22,000	19,000
Net Adds	16,100	14,500	7,700	6,300	300
Subscribers	107,500	88,500	73,200	65,400	59,100

Reseller
Gross Adds	11,100	14,100	14,400	18,500	23,200
Net Adds	(3,100)	(2,300)	(4,200)	(3,800)	5,200
Subscribers	106,200	109,300	111,600	115,800	119,600

Total
Gross Adds	145,800	139,500	127,900	125,300	122,600
Net Adds	28,100	23,500	17,300	2,500	(22,500)
Subscribers	1,666,900	1,588,600	1,563,700	1,545,900	1,543,400
ARPU	$49.92	$49.16	$47.89	$46.76	$46.10
Penetration	13.2%	13.2%	13.0%	13.0%	13.0%

(a)	Includes $2.5 million, $2.7 million, $2.5 million, $2.6 million and $3.3 million of EBITDA for the quarters ended December 31, 2006, September 30, 2006, June 30, 2006, March 31, 2006 and December 31, 2005, respectively, related to minority interests.

(b)	A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$1,742	$27,979	$(6,043)	$(10,897)	$(24,893)
Add back non- EBITDA items included in net income (loss):
Depreciation and amortization	(50,097)	(47,776)	(48,155)	(50,275)	(51,383)

Gain on disposition of operating assets	1,567	1,566	1,593	1,664	1,483
Interest expense	(59,423)	(57,840)	(57,414)	(57,407)	(58,545)
Loss on redemption and repurchases of mandatorily redeemable preferred stock	—	—	(37)	(1,445)	(4,457)
Dividends on mandatorily redeemable preferred stock	—	—	—	(709)	(1,161)
Other income, net	2,245	1,810	1,636	1,842	1,966
Loss from extinguishment of debt	(522)	—	(12,660)	—	(21,698)
Minority interests in income of subsidiaries	(2,248)	(2,447)	(2,169)	(2,364)	(2,932)
Income tax (expense) benefit	(3,160)	7,939	3,892	5,289	16,150

EBITDA	$113,380	$124,727	$107,271	$92,508	$95,684

Table 4
Dobson Cellular Systems

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$146,198	$140,711	$133,739	$128,622	$125,069
Roaming revenue	36,724	47,869	41,548	31,797	38,532
Equipment and other revenue	15,351	14,701	15,277	14,478	13,271

Total	198,273	203,281	190,564	174,897	176,872

Operating Expenses (excluding depreciation and amortization)
Cost of service	55,703	55,018	52,478	48,206	48,312
Cost of equipment	20,300	20,676	22,613	20,356	20,102
Marketing and selling	25,752	25,007	24,311	23,083	20,770
General and administrative	28,922	27,919	27,319	27,739	30,684

Total	130,677	128,620	126,721	119,384	119,868

EBITDA (a)(b)	$67,596	$74,661	$63,843	$55,513	$57,004

Pops	6,913,700	6,724,700	6,711,200	6,687,500	6,687,500

Post-paid
Gross Adds	58,900	58,200	56,100	51,900	48,400
Net Adds	13,900	11,700	11,500	3,300	(13,000)
Subscribers	811,500	797,600	785,300	773,800	770,500
Churn	1.87%	1.96%	1.91%	2.10%	2.63%

Pre-paid
Gross Adds	24,600	21,100	16,100	13,900	13,000
Net Adds	8,900	9,200	5,100	3,000	—
Subscribers	66,900	58,000	48,000	42,900	39,900

Reseller
Gross Adds	7,800	9,400	9,300	11,200	11,100
Net Adds	400	1,300	600	700	3,000
Subscribers	66,300	65,900	64,600	64,000	63,300

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Total
Gross Adds	91,300	88,700	81,500	77,000	72,500
Net Adds	23,200	22,200	17,200	7,000	(10,000)
Subscribers	944,700	921,500	897,900	880,700	873,700
ARPU	$52.34	$51.59	$50.15	$49.01	$47.44
Penetration	13.7%	13.7%	13.4%	13.2%	13.1%

(a)	Includes $2.5 million, $2.7 million, $2.5 million, $2.6 million and $3.3 million of EBITDA for the quarters ended December 31, 2006, September 30, 2006, June 30, 2006, March 31, 2006 and December 31, 2005, respectively, related to minority interests.

(b)	A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(293)	$10,851	$(9,303)	$(7,035)	$(7,625)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(28,938)	(28,389)	(28,164)	(28,778)	(28,874)
Gain on disposition of operating assets	851	850	857	915	802
Interest expense	(37,943)	(38,232)	(38,562)	(38,434)	(38,559)
Loss from extinguishment of debt	(522)	—	(12,549)	—	—
Other income, net	3,052	2,030	1,761	1,840	1,408
Minority interests in income of subsidiaries	(2,248)	(2,447)	(2,169)	(2,364)	(2,932)
Income tax (expense) benefit	(2,141)	2,378	5,680	4,273	3,526

EBITDA	$67,596	$74,661	$63,843	$55,513	$57,004

Table 5
American Cellular Corporation

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$100,908	$91,613	$89,521	$87,473	$89,939
Roaming revenue	33,365	39,496	29,495	22,983	24,866
Equipment and other revenue	6,123	5,583	6,080	5,848	5,554

Total	140,396	136,692	125,096	116,304	120,359

Operating Expenses (excluding depreciation and amortization)
Cost of service	40,711	35,648	30,881	29,723	30,366
Cost of equipment	13,611	12,476	13,932	12,214	13,232
Marketing and selling	18,066	17,198	15,786	16,276	14,999
General and administrative	22,178	21,344	21,165	21,327	23,077

Total	94,566	86,666	81,764	79,540	81,674

EBITDA (a)	$45,830	$50,026	$43,332	$36,764	$38,685

Pops	5,759,200	5,328,000	5,328,000	5,166,500	5,166,500

Post-paid
Gross Adds	36,100	33,900	33,500	32,900	32,000
Net Adds	1,200	(400)	2,300	(3,300)	(15,000)
Subscribers	641,700	593,200	593,600	590,900	594,200
Churn	1.82%	1.93%	1.76%	2.04%	2.60%

Pre-paid
Gross Adds	15,100	12,200	7,800	8,100	6,000
Net Adds	7,200	5,300	2,600	3,300	300
Subscribers	40,600	30,500	25,200	22,500	19,200

Reseller
Gross Adds	3,300	4,700	5,100	7,300	12,100
Net Adds	(3,500)	(3,600)	(4,800)	(4,500)	2,200
Subscribers	39,900	43,400	47,000	51,800	56,300

	For the Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
	($ in thousands except per subscriber data)
	(unaudited)
Total
Gross Adds	54,500	50,800	46,400	48,300	50,100
Net Adds	4,900	1,300	100	(4,500)	(12,500)
Subscribers	722,200	667,100	665,800	665,200	669,700
ARPU	$46.78	$45.85	$44.88	$43.80	$44.35
Penetration	12.5%	12.5%	12.5%	12.9%	13.0%

(a)	A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(1,359)	$4,483	$(100)	$(4,969)	$(4,434)
Add back non- EBITDA items included in net (loss) income:
Depreciation and amortization	(21,115)	(19,343)	(19,948)	(21,454)	(22,509)
Gain on disposition of operating assets	716	716	736	749	681
Interest expense	(26,420)	(24,540)	(23,779)	(23,785)	(23,782)
Other expense, net	(1,177)	(592)	(483)	(258)	(227)
Income tax benefit (expense)	807	(1,784)	42	3,015	2,718

EBITDA	$45,830	$50,026	$43,332	$36,764	$38,685

CONTACT:	Dobson Communications, Oklahoma City
J. Warren Henry
(405) 529-8820